November 3, 2021

PDC Energy Announces 2021 Third Quarter Results and Increases Targeted 2021 Shareholder Returns by More Than
15 percent to Over $210 Million

DENVER, November 3, 2021: PDC Energy, Inc. (“PDC” or the “Company”) (Nasdaq:PDCE) today announced its 2021 third quarter financial and operating results, increased its anticipated adjusted free cash flow expectations and amount of targeted shareholder returns in 2021.

Third Quarter Company Highlights:

•Net cash from operating activities of approximately $450 million, adjusted cash flows from operations, a non-U.S. GAAP metric defined below, of approximately $417 million and oil and gas capital investments of approximately $149 million.

•Approximately $268 million of adjusted free cash flow (“FCF”), a non-U.S. GAAP metric defined below.

•Returned approximately $72 million of total capital to shareholders through the Company’s quarterly dividend of $0.12 per share (~$12 million) and the repurchase of approximately 1.5 million shares of common stock outstanding (~$60 million).

•Reduced total debt by $200 million through the retirement of the Company’s 1.125% 2021 Convertible Notes.

•Total production of 18.8 million barrels of oil equivalent (“MMBoe”) or approximately 204,000 Boe per day and oil production of 6.1 million barrels (“MMBbls”) or nearly 66,500 Bbls per day.

•Received approval for the eight-well Spinney Oil and Gas Development Plan (“OGDP”) from the Colorado Oil and Gas Conservation Commission (“COGCC”) and submitted the permit application for the Company’s 70-well Kenosha OGDP.

•In November, the Company entered into its fifth amended and restated credit facility now set to mature in November 2026. The Company has a $2.4 billion borrowing base with an elected commitment level of
Page | 1

$1.5 billion. Further, the Company and its syndicate have included the ability to add certain sustainability-linked key performance indicators to be agreed upon between parties that may impact the applicable margin and commitment fee rate.

CEO Commentary

President and Chief Executive Officer Bart Brookman commented, “The third quarter was another outstanding quarter for PDC. Our team continues to operate safely and efficiently, and we are pleased we received our first batch of approved drilling permits under new Colorado regulations. The Company’s commitment to debt reduction and shareholder returns stands firm. Along those lines, we expect to exceed our prior debt reduction and shareholder return goals for the year and have once again raised the bar, now projecting $650 million of debt reduction and more than $210 million of shareholder returns in 2021.”

Third Quarter Financial and Operating Results

In the third quarter of 2021, PDC generated approximately $268 million of FCF and reduced total debt by approximately $200 million, exiting the quarter with a trailing twelve-month net leverage ratio of 0.8x. Additionally, PDC returned approximately $72 million of capital to shareholders through the $0.12 per share payment of its quarterly dividend and the repurchase of approximately 1.5 million shares of common stock outstanding.

The Company invested approximately $149 million in the development of crude oil and natural gas while delivering total production of 18.8 MMBoe, or 204,000 Boe per day, and oil production of 6.1 MMBbls, or 66,500 Bbls per day. Daily total production and daily oil production represent approximately seven and twelve percent sequential increases from the second quarter of 2021. On September 30, the Company provided anticipated third quarter production ranges of 197,000 to 200,000 Boe per day and 63,000 to 65,000 Bbls of oil per day. Third quarter total production and oil production exceeded the previously provided ranges primarily due to a net revenue interest (“NRI”) adjustment to a 26-well Wattenberg pad turned-in-line (“TIL”) in June 2021. In early October, the Company received NRI clarification resulting in an increase to each third quarter total production and oil production.

In Wattenberg, the Company invested approximately $115 million to operate one drilling rig and one completion crew in the third quarter, resulting in 20 spuds and 57 TILs. Third quarter Wattenberg TILs represent an increase of more than 150 percent compared to the second quarter as there were significantly more one- and one and a half mile laterals TIL’d. Total production was 16.0 MMBoe, or approximately 175,000 Boe per day, while oil production was 4.9 MMBbls, or approximately 53,500 Bbls per day. The increase in volumes between periods was primarily attributable to the increase in TILs between periods.

PDC exited the third quarter with approximately 160 drilled, uncompleted wells (“DUCs”) and approximately 225 approved permits in-hand, which excludes the eight-well Spinney OGDP that was approved by the COGCC in early October. Further, the Company submitted its 70-well Kenosha OGDP permit application on September 30 and continues to target the year-end 2021 timeframe for submittal of its 450-well Guanella Comprehensive Area Plan (“CAP”). PDC projects its current DUCs and approved permit backlog to be sufficient for all completion activity through 2023.

In the Delaware Basin, PDC invested approximately $35 million to operate one drilling rig, resulting in five spuds and zero TILs in the quarter as the Company finished its 2021 completion activity in the second quarter. Total
Page | 2

production was 2.7 MMBoe, or approximately 29,500 Boe per day, while oil production was approximately 1.2 MMBbls, or approximately 13,000 barrels per day. Late in the third quarter, the Company performed clean outs, modified its artificial lift program by testing electrical submersible pumps on two wells and completed several workover projects, all with encouraging early results.

2021 Capital Investment and Financial Guidance

In 2021, PDC projects to generate more than $900 million of FCF, including more than $300 million in the fourth quarter, assuming $75 per Bbl WTI, $5.00 per Mcf NYMEX natural gas and NGL realizations of approximately $30 per Bbl for the remainder of the year. In the fourth quarter, the Company redeemed $200 million of its $400 million 6.125% senior notes due 2024 and plans to retire the remaining $102 million of its 6.25% senior notes due 2025 in December. Upon settlement of each liability management item, and in combination with successful year-to-date debt reduction efforts, PDC expects to surpass its year-end goal of reaching $1 billion of total debt. Total debt reduction in 2021 is projected to approximate $650 million with an anticipated long-term debt balance of approximately $950 million at year-end. Further, the Company’s trailing-twelve-month net leverage ratio is expected to be approximately 0.5x at year-end compared to 1.7x at year-end 2020.

With its near-term debt balance goals met, PDC plans to shift its FCF allocation strategy towards increased shareholder returns. As such, the Company has increased its 2021 shareholder return commitment to more than $210 million from the prior goal of $180 million. As of September 30, PDC had returned approximately $130 million of capital to shareholders, with $24 million attributable to two quarterly base dividend payments of $0.12 per share, and approximately $108 million through the repurchase of approximately 2.7 million shares. To reach its modified goal of more than $210 million by year-end, the Company intends to return more than $80 million of capital to shareholders in the fourth quarter. Due to potential limitations associated with the Company’s existing share repurchase program, including the number of trading days remaining in the year and the number of shares scheduled to be repurchased at various share prices, PDC will give consideration to paying a special dividend in the fourth quarter, if needed - and subject to Board approval, to ensure it meets its full-year return of capital commitment.

In the fourth quarter, PDC expects to invest less than $150 million, resulting in full-year anticipated capital investments towards the top of its $550 to $600 million range. Production in the fourth quarter is expected to average between 200,000 and 205,000 Boe per day while oil production is expected to average between 66,000 and 69,000 Bbls per day. Each total production and oil production are expected to fall within the Company’s revised full-year ranges provided in September of 190,000 to 195,000 Boe per day and 60,000 to 63,000 Bbls per day.

The table below provides additional 2021 financial guidance (unchanged from prior guidance):

	Low	High
Operating Expenses
Lease Operating expense (“LOE”) (millions)	$175	$180
Transportation, Gathering & Processing expense (“TGP”) ($/Boe)	$1.40	$1.60
Production Taxes (% of Crude oil, natural gas & NGLs sales)	6.0%	7.0%
General & Administrative expense (“G&A”) (millions)	$125	$130

Estimated Price Realizations (excludes TGP)
Crude oil (% of NYMEX)	95%	98%
Natural gas (% of NYMEX)	70%	80%
Page | 3

Multi-Year Outlook

The Company’s planned levels of operating activity through 2023 remain generally unchanged. Assuming the aforementioned fourth quarter 2021 pricing and mid-cycle commodity pricing, below current strip, of $65 and $60 per Bbl WTI in 2022 and 2023, respectively, and $3.00 per Mcf NYMEX natural gas and $17.50 NGL realizations in each 2022 and 2023, PDC expects to generate more than $2.5 billion of after-tax FCF from 2021 through 2023. The Company is aiming to reduce total debt by $1 billion and return at least $1 billion to shareholders over the three-year timeframe.

Third Quarter Oil and Gas Production, Sales and Operating Cost Data

Crude oil, natural gas and NGLs sales, excluding net settlements on derivatives were $703 million, a 123 percent increase over 2020 levels of $315 million. The increase in sales between periods was due to a 111 percent increase in weighted average realized sales price per Boe to $37.47 from $17.79. The increase in sales price was driven by 85 percent, 200 percent and 184 percent increases in weighted average realized crude oil, natural gas and NGL prices, respectively. The combined revenue from crude oil, natural gas and NGLs sales and net settlements on commodity derivative instruments was approximately $486 million in 2021 compared to approximately $249 million in 2020.

Page | 4

The following table provides weighted-average sales price, by area, for the three and nine months ended September 30, 2021 and 2020, excluding net settlements on derivatives and TGP:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	Percent Change	2021	2020	Percent Change
Crude oil (MBbls)
Wattenberg Field	4,925	4,888	1%	13,595	14,984	(9)%
Delaware Basin	1,184	1,141	4%	2,762	3,149	(12)%
Total	6,109	6,029	1%	16,357	18,133	(10)%

Weighted-average price	$69.17	$37.49	85%	$64.00	$32.59	96%

Natural gas (MMcf)
Wattenberg Field	39,538	35,450	12%	113,280	105,286	8%
Delaware Basin	5,664	6,297	(10)%	15,434	18,516	(17)%
Total	45,202	41,747	8%	128,714	123,802	4%

Weighted-average price	$3.00	$1.00	200%	$2.54	$0.91	179%

NGLs (MBbls)
Wattenberg Field	4,532	4,006	13%	12,685	11,037	15%
Delaware Basin	590	708	(17)%	1,434	1,991	(28)%
Total	5,122	4,714	9%	14,119	13,028	8%

Weighted-average price	$28.33	$9.97	184%	$23.41	$8.12	188%

Crude oil equivalent (MBoe)
Wattenberg Field	16,047	14,803	8%	45,160	43,569	4%
Delaware Basin	2,717	2,898	(6)%	6,768	8,225	(18)%
Total	18,764	17,701	6%	51,928	51,794	—%

Weighted-average price	$37.47	$17.79	111%	$32.82	$15.62	110%

Production costs for the third quarter of 2021, which include LOE, production taxes and TGP, were $117 million, or $6.23 per Boe, compared to $76 million, or $4.32 per Boe, in 2020. The increase in production costs per Boe was predominantly due to a 187 percent increase in production taxes per Boe between periods associated with the aforementioned increase in commodity prices. LOE per Boe increased 15 percent compared to the third quarter of 2020 while TGP per Boe increased three percent year-over-year.

Page | 5

The following table provides the components of production costs for the three and nine months ended September 30, 2021 and 2020:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Lease operating expenses	$45.6	$37.3	$129.8	$122.7
Production taxes	44.7	14.6	101.1	40.9
Transportation, gathering and processing expenses	26.7	24.4	74.5	54.8
Total	$117.0	$76.3	$305.4	$218.4

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Lease operating expenses per Boe	$2.43	$2.11	$2.50	$2.37
Production taxes per Boe	2.38	0.83	1.95	0.79
Transportation, gathering and processing expenses per Boe	1.42	1.38	1.43	1.06
Total per Boe	$6.23	$4.32	$5.88	$4.22

Financial Results

Net income for the third quarter of 2021 was approximately $145 million, or $1.45 per diluted share, compared to a net loss of $31 million, or $0.31 per diluted share in 2020. The year-over-year change was primarily due to the change in total revenue between periods outweighing the minor increase in production taxes. Adjusted net income, a non-U.S. GAAP financial measure defined below, was $233 million in 2021 compared to $104 million in 2020. The difference between periods is primarily attributable to the change in sales offset by settled derivatives.

Net cash from operating activities for the third quarter of 2021 was approximately $450 million compared to $280 million in 2020. Adjusted cash flows from operations, a non-U.S. GAAP metric defined below, was approximately $417 million in the third quarter of 2021 compared to approximately $261 million in 2020. The year-over-year increase in each metric was primarily due to the increase in sales partially offset by the increase in costs and change in derivative settlements.

G&A, which includes cash and non-cash expense, was $31 million, or $1.64 per Boe in the third quarter of 2021 compared to $32 million, or $1.84 per Boe, in 2020. The 11 percent decrease in G&A per Boe is due to increased production between periods.

Reconciliation of Non-U.S. GAAP Financial Measures

We use “adjusted cash flows from operations,” “adjusted free cash flow (deficit),” “adjusted net income (loss)” and “adjusted EBITDAX,” non-U.S. GAAP financial measures, for internal management reporting, when evaluating period-to-period changes and, in some cases, in providing public guidance on possible future results. In addition, we believe these are measures of our fundamental business and can be useful to us, investors, lenders and other parties in the evaluation of our performance relative to our peers and in assessing acquisition opportunities and capital expenditure projects. These supplemental measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, net income (loss) or cash flows from operations,
Page | 6

investing or financing activities and should not be viewed as liquidity measures or indicators of cash flows reported in accordance with U.S. GAAP. The non-U.S. GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. In the future, we may disclose different non-U.S. GAAP financial measures in order to help us and our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.

Adjusted cash flows from operations and adjusted free cash flow (deficit). We believe adjusted cash flows from operations can provide additional transparency into the drivers of trends in our operating cash flows, such as production, realized sales prices and operating costs, as it disregards the timing of settlement of operating assets and liabilities. We believe adjusted free cash flow (deficit) provides additional information that may be useful in an investor analysis of our ability to generate cash from operating activities from our existing oil and gas asset base to fund exploration and development activities and to return capital to stockholders in the period in which the related transactions occurred. We exclude from this measure cash receipts and expenditures related to acquisitions and divestitures of oil and gas properties and capital expenditures for other properties and equipment, which are not reflective of the cash generated or used by ongoing activities on our existing producing properties and, in the case of acquisitions and divestitures, may be evaluated separately in terms of their impact on our performance and liquidity. Adjusted free cash flow is a supplemental measure of liquidity and should not be viewed as a substitute for cash flows from operations because it excludes certain required cash expenditures. For example, we may have mandatory debt service requirements or other non-discretionary expenditures which are not deducted from the adjusted free cash flow measure.

We are unable to present a reconciliation of forward-looking adjusted cash flow because components of the calculation, including fluctuations in working capital accounts, are inherently unpredictable. Moreover, estimating the most directly comparable GAAP measure with the required precision necessary to provide a meaningful reconciliation is extremely difficult and could not be accomplished without unreasonable effort. We believe that forward-looking estimates of adjusted cash flow are important to investors because they assist in the analysis of our ability to generate cash from our operations.

Adjusted net income (loss). We believe that adjusted net income (loss) provides additional transparency into operating trends, such as production, realized sales prices, operating costs and net settlements on commodity derivative contracts, because it disregards changes in our net income (loss) from mark-to-market adjustments resulting from net changes in the fair value of our unsettled commodity derivative contracts, and these changes are not directly reflective of our operating performance.

Adjusted EBITDAX. We believe that adjusted EBITDAX provides additional transparency into operating trends because it reflects the financial performance of our assets without regard to financing methods, capital structure, accounting methods or historical cost basis. In addition, because adjusted EBITDAX excludes certain non-cash expenses, we believe it is not a measure of income, but rather a measure of our liquidity and ability to generate sufficient cash for exploration, development, and acquisitions and to service our debt obligations.

Page | 7

Cash Flows from Operations to Adjusted Cash Flows from Operations and Adjusted Free Cash Flow
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cash flows from operations to adjusted cash flows from operations and adjusted free cash flow:
Net cash from operating activities	$450.4	$280.1	$1,027.8	$649.3
Changes in assets and liabilities	(33.9)	(18.7)	31.7	3.5
Adjusted cash flows from operations	416.5	261.4	1,059.5	652.8
Capital expenditures for development of crude oil and natural gas properties	(188.5)	(57.6)	(428.8)	(445.5)
Change in accounts payable related to capital expenditures for oil and gas development activities	40.1	24.2	(21.2)	31.4
Adjusted free cash flow	$268.1	$228.0	$609.5	$238.7

Net Loss to Adjusted Net Income (Loss) and Adjusted Earnings Per Share, Diluted
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss) to adjusted net income (loss):
Net income (loss)	$145.3	$(30.8)	$49.2	$(717.6)
Loss (gain) on commodity derivative instruments	217.7	68.1	707.2	(245.9)
Net settlements on commodity derivative instruments	(129.6)	66.9	(215.4)	227.5
Tax effect of above adjustments (1)	—	—	—	—
Adjusted net income (loss)	$233.4	$104.2	$541.0	$(736.0)

Earnings per share, diluted	$1.45	$(0.31)	0.49	(7.34)
Loss (gain) on commodity derivative instruments	2.17	0.68	7.04	(2.52)
Net settlements on commodity derivative instruments	(1.29)	0.67	(2.14)	2.33
Tax effect of above adjustments (1)	—	—	—	—
Adjusted earnings (loss) per share, diluted	$2.33	$1.04	$5.38	$(7.53)
Weighted average diluted shares outstanding	100.0	100.2	100.5	97.8
_____________
(1) Due to the full valuation allowance recorded against our net deferred tax assets, there is no tax effect for the three and nine months ended September 30, 2021 and 2020.

Page | 8

Adjusted EBITDAX
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss) to adjusted EBITDAX:
Net income (loss)	$145.3	$(30.8)	$49.2	$(717.6)
Loss (gain) on commodity derivative instruments	217.7	68.1	707.2	(245.9)
Net settlements on commodity derivative instruments	(129.6)	66.9	(215.4)	227.5
Non-cash stock-based compensation	5.8	5.4	17.3	17.4
Interest expense, net	20.1	21.0	59.2	67.0
Income tax expense (benefit)	0.2	0.2	0.1	(3.5)
Impairment of properties and equipment	0.1	1.2	0.3	882.3
Exploration, geologic and geophysical expense	0.2	0.2	0.9	1.0
Depreciation, depletion and amortization	169.6	144.5	478.6	470.2
Accretion of asset retirement obligations	2.8	2.4	9.2	7.4
Loss (gain) on sale of properties and equipment	(0.2)	(0.3)	(0.6)	(0.6)
Adjusted EBITDAX	$432.0	$278.8	$1,106.0	$705.2

Cash from operating activities to adjusted EBITDAX:
Net cash from operating activities	$450.4	$280.1	$1,027.8	$649.3
Interest expense, net	20.1	21.0	59.2	67.0
Amortization and write-off of debt discount, premium and issuance costs	(3.5)	(3.6)	(11.2)	(12.5)
Exploration, geologic and geophysical expense	0.2	0.2	0.9	1.0
Other	(1.2)	(0.2)	(2.4)	(3.1)
Changes in assets and liabilities	(34.0)	(18.7)	31.7	3.5
Adjusted EBITDAX	$432.0	$278.8	$1,106.0	$705.2
Page | 9

PDC ENERGY, INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues
Crude oil, natural gas and NGLs sales	$703,136	$314,920	$1,704,396	$809,156
Commodity price risk management gain (loss), net	(217,678)	(68,061)	(707,187)	245,851
Other income	904	2,358	4,058	5,656
Total revenues	486,362	249,217	1,001,267	1,060,663
Costs, expenses and other
Lease operating expense	45,649	37,338	129,848	122,680
Production taxes	44,654	14,621	101,114	40,937
Transportation, gathering and processing expense	26,732	24,399	74,453	54,844
Exploration, geologic and geophysical expense	222	162	862	1,026
General and administrative expense	30,847	32,490	96,367	130,007
Depreciation, depletion and amortization	169,644	144,504	478,617	470,152
Accretion of asset retirement obligations	2,825	2,420	9,185	7,398
Impairment of properties and equipment	77	1,221	329	882,327
Loss (gain) on sale of properties and equipment	(220)	(289)	(561)	(642)
Other	303	1,936	2,496	6,083
Total costs, expenses and other	320,733	258,802	892,710	1,714,812
Income (loss) from operations	165,629	(9,585)	108,557	(654,149)
Interest expense, net	(20,098)	(21,022)	(59,199)	(66,977)
Income (loss) before income taxes	145,531	(30,607)	49,358	(721,126)
Income tax benefit (expense)	(210)	(176)	(110)	3,496
Net income (loss)	$145,321	$(30,783)	$49,248	$(717,630)

Earnings (Loss) per share:
Basic	$1.48	$(0.31)	$0.50	$(7.34)
Diluted	$1.45	$(0.31)	$0.49	$(7.34)

Weighted average common shares outstanding:
Basic	98,183	99,617	99,018	97,762
Diluted	99,966	99,617	100,534	97,762

Dividends declared per share	$0.12	$—	$0.24	$—

Page | 10

PDC ENERGY, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands, except share and per share data)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$99,922	$2,623
Accounts receivable, net	368,611	244,251
Fair value of derivatives	7,559	48,869
Prepaid expenses and other current assets	8,602	12,505
Total current assets	484,694	308,248
Properties and equipment, net	4,826,337	4,859,199
Fair value of derivatives	12,742	9,565
Other assets	43,492	60,961
Total Assets	$5,367,265	$5,237,973

Liabilities and Stockholders’ Equity
Liabilities
Current liabilities:
Accounts payable	$143,931	$90,635
Production tax liability	86,914	124,475
Fair value of derivatives	454,578	98,152
Funds held for distribution	261,547	177,132
Accrued interest payable	20,948	14,734
Other accrued expenses	85,520	81,715
Current portion of long-term debt	—	193,014
Total current liabilities	1,053,438	779,857
Long-term debt	1,243,235	1,409,548
Asset retirement obligations	118,361	132,637
Fair value of derivatives	133,631	36,359
Other liabilities	274,376	264,034
Total liabilities	2,823,041	2,622,435

Commitments and contingent liabilities

Stockholders’ equity
Common shares - par value $0.01 per share, 150,000,000 authorized, 97,440,523 and 99,758,720 issued as of September 30, 2021 and December 31, 2020, respectively	974	998
Additional paid-in capital	3,267,261	3,387,754
Accumulated deficit	(723,017)	(772,265)
Treasury shares - at cost, 20,958 and 37,510 as of September 30, 2021 and December 31, 2020, respectively	(994)	(949)
Total stockholders’ equity	2,544,224	2,615,538
Total Liabilities and Stockholders’ Equity	$5,367,265	$5,237,973
Page | 11

PDC ENERGY, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cash flows from operating activities:
Net income (loss)	$145,321	$(30,783)	$49,248	$(717,630)
Adjustments to net loss to reconcile to net cash from operating activities:
Net change in fair value of unsettled commodity derivatives	88,107	134,956	491,830	(18,338)
Depreciation, depletion and amortization	169,644	144,504	478,617	470,152
Impairment of properties and equipment	77	1,221	329	882,327
Accretion of asset retirement obligations	2,825	2,420	9,185	7,398
Non-cash stock-based compensation	5,779	5,405	17,294	17,441
Gain on sale of properties and equipment	(220)	(289)	(561)	(642)
Amortization and write-off of debt discount, premium and issuance costs	3,481	3,605	11,195	12,546
Deferred income taxes	—	(1)	—	(2,431)
Other	1,478	293	2,353	1,950
Changes in assets and liabilities	33,962	18,719	(31,670)	(3,461)
Net cash from operating activities	450,454	280,050	1,027,820	649,312
Cash flows from investing activities:
Capital expenditures for development of crude oil and natural gas properties	(188,565)	(57,575)	(428,831)	(445,505)
Capital expenditures for other properties and equipment	(89)	(5)	(363)	(1,940)
Acquisition of crude oil and natural gas properties	—	—	—	(139,812)
Proceeds from sale of properties and equipment	306	155	4,720	1,539
Proceeds from divestitures	—	1,734	—	1,796
Net cash from investing activities	(188,348)	(55,691)	(424,474)	(583,922)
Cash flows from financing activities:
Proceeds from revolving credit facility and other borrowings	73,000	167,600	502,800	1,485,600
Repayment of revolving credit facility and other borrowings	(73,000)	(535,600)	(670,800)	(1,204,600)
Proceeds from senior notes	—	148,500	—	148,500
Redemption of senior notes	—	—	—	(452,153)
Repayment of convertible notes	(200,000)	—	(200,000)	—
Payment of debt issuance costs	—	(1,531)	—	(6,197)
Purchase of treasury shares for employee stock-based compensation tax withholding obligations	(179)	(232)	(5,836)	(8,412)
Purchase of treasury shares	(59,624)	—	(107,318)	(23,819)
Dividends paid	(11,715)	—	(23,600)	—
Principal payments under financing lease obligations	(415)	(469)	(1,293)	(1,454)
Net cash from financing activities	(271,933)	(221,732)	(506,047)	(62,535)
Net change in cash, cash equivalents and restricted cash	(9,827)	2,627	97,299	2,855
Cash, cash equivalents and restricted cash, beginning of period	109,749	1,191	2,623	963
Cash, cash equivalents and restricted cash, end of period	$99,922	$3,818	$99,922	$3,818

Page | 12

2021 Third Quarter Teleconference and Webcast
The Company invites you to join Bart Brookman, President and Chief Executive Officer; Scott Meyers, Chief Financial Officer; Lance Lauck, Executive Vice President Corporate Development and Strategy; and David Lillo, Senior Vice President Operations for a conference call on Thursday, November 4, 2021 at 11:00 a.m. ET, to discuss its 2021 third quarter results. The related slide presentation will be available on PDC's website at www.pdce.com.

Conference Call and Webcast:
Date/Time: Thursday, November 4, 2021 at 11:00 a.m. ET
Domestic (toll free): 877-312-5520
International: 1-253-237-1142
Conference ID: 8059582
Webcast: available at www.pdce.com

Replay Information:
Domestic (toll free): 855-859-2056
International: 1-404-537-3406
Conference ID: 8059582
Webcast Replay: available for six months at www.pdce.com

Upcoming Investor Presentations

PDC is scheduled to participate in the Capital One Securities 16th Annual Energy Conference on Wednesday, December 8, 2021 and the Goldman Sachs 2022 Global Energy and Clean Technology Conference on Thursday, January 6, 2022 in Miami. An updated presentation will be posted to the Company’s website, www.pdce.com, prior to the start of the conference.

About PDC Energy, Inc.

PDC Energy, Inc. is a domestic independent exploration and production company that acquires, explores and develops properties for the production of crude oil, natural gas and NGLs, with operations in the Wattenberg Field in Colorado and Delaware Basin in west Texas. Its operations in the Wattenberg Field are focused in the horizontal Niobrara and Codell plays and our Delaware Basin operations are primarily focused in the horizontal Wolfcamp zones.

Page | 13

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (“Securities Act”), Section 21E of the Securities Exchange Act of 1934 (“Exchange Act”) and the United States (“U.S.”) Private Securities Litigation Reform Act of 1995 regarding our business, financial condition, results of operations and prospects. All statements other than statements of historical fact included in and incorporated by reference into this release are “forward-looking statements.” Words such as expect, anticipate, intend, plan, believe, seek, estimate, schedule and similar expressions or variations of such words are intended to identify forward-looking statements herein. Forward-looking statements include, among other things, statements regarding future: production, costs and cash flows; impacts of Colorado political matters, including recent rulemaking initiatives influencing our ability to continue to obtain permits; drilling locations, zones and growth opportunities; commodity prices and differentials; capital expenditures and projects, including the number of rigs employed; cash flows from operations relative to future capital investments; financial ratios and compliance with covenants in our revolving credit facility and other debt instruments; adequacy of midstream infrastructure; the potential return of capital to shareholders through buybacks of shares and/or payments of dividends; ongoing compliance with our consent decree; planned redemption of our 2025 Senior Notes; expected impact from emission reduction initiatives; risk of our counterparties non-performance on derivative instruments; and our ability to fund planned activities.

The above statements are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this press release reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Forward-looking statements are always subject to risks and uncertainties, and become subject to greater levels of risk and uncertainty as they address matters further into the future. Throughout this press release or accompanying materials, we may use the term “projection” or similar terms or expressions, or indicate that we have “modeled” certain future scenarios. We typically use these terms to indicate our current thoughts on possible outcomes relating to our business or our industry in periods beyond the current fiscal year. Because such statements relate to events or conditions further in the future, they are subject to increased levels of uncertainty.

Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•market and commodity price volatility, widening price differentials, and related impacts to the Company, including decreased revenue, income and cash flow, write-downs and impairments and decreased availability of capital;
•adverse changes to our future cash flows, liquidity and financial condition;
•changes in, and interpretations and enforcement of, environmental and other laws and other political and regulatory development, including in particular additional permit scrutiny in Colorado;
•the coronavirus 2019 (“COVID-19”) pandemic, including its effects on commodity prices, downstream capacity, employee health and safety, business continuity and regulatory matters;
•declines in the value of our crude oil, natural gas and natural gas liquids (“NGLs”) properties resulting in impairments;
•changes in, and inaccuracy of, reserve estimates and expected production and decline rates;
•timing and extent of our success in discovering, acquiring, developing and producing reserves;
•reductions in the borrowing base under our revolving credit facility;
•availability and cost of capital;
•risks inherent in the drilling and operation of crude oil and natural gas wells;
•timing and costs of wells and facilities;
•availability, cost, and timing of sufficient pipeline, gathering and transportation facilities and related infrastructure;
•potential losses of acreage or other impacts due to lease expirations, other title defects, or otherwise;
Page | 14

•risks inherent in marketing crude oil, natural gas and NGLs;
•effect of crude oil and natural gas derivative activities;
•impact of environmental events, governmental and other third-party responses to such events and our ability to insure adequately against such events;
•cost of pending or future litigation;
•impact to our operations, personnel retention, strategy, stock price and expenses caused by the actions of activist shareholders;
•uncertainties associated with future dividends to our shareholders;
•revisions to calculated emissions intensities due to inquiries by the EPA on reported Subpart W emissions;
•our ability to retain or attract senior management and key technical employees;
•civil unrest, terrorist attacks and cyber threats; and
•success of strategic plans, expectations and objectives for our future operations.

Further, we urge you to carefully review and consider the cautionary statements and disclosures, specifically those under the “Item 1A. Risk Factors” made in our Annual Report on Form 10-K for the year ended December 31, 2020 (“2020 Form 10-K”) filed with the U.S. Securities and Exchange Commission (“SEC”) for further information on risks and uncertainties that could affect our business, financial condition, results of operations and prospects, which are incorporated by this reference as though fully set forth herein. We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts:	Kyle Sourk
Director Corporate Finance & Investor Relations
303-318-6150
kyle.sourk@pdce.com

Page | 15